Exhibit 5.2

The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404

202-239-3300 | Fax: 202-239-3333

March 8, 2021

Pingtan Marine Enterprise Ltd.

18-19/F, Zhongshan Building A

No. 154 Hudong Road

Fuzhou F4 350001

Re: Pingtan Marine Enterprise Ltd. – Offering of Ordinary Shares and Warrants

Ladies and Gentlemen:

We are acting as United States counsel to Pingtan Marine Enterprise Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Company’s filings of a Registration Statement on Form S-3 (File No. 333-248620) (the “Registration Statement”) filed on September 4, 2020, and declared effective on September 15, 2020, with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and further in connection with the Securities Purchase Agreement dated March 3, 2021 (the “Agreement”) for the issuance and sale of 3,625,954 ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”) together with warrants to purchase up to 2,719,464 Ordinary Shares at an exercise price of $1.31 per share (the “Warrants”) in connection with the offering (the “Offering”). This opinion is furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined certain governing documents of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the shareholders, deemed by us to be relevant to this opinion letter, the Registration Statement and the Prospectus Supplement dated March 5, 2021, filed with the Commission on March 5, 2021, pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”). We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Agreement.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Alston & Bird LLP	www.alston.com

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March 8, 2021

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Warrants have been duly authorized by all necessary corporate action of the Company, and, when issued and sold in the manner described in the Prospectus Supplement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

This opinion letter is provided to the Company for its use solely in connection with the Offering and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

The opinion set forth herein is limited to the laws of the State of New York and the federal securities laws of the United States, and we do not express any opinion herein concerning any other laws.

The opinion set forth herein is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions may be held unenforceable as contrary to federal or state securities laws.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP